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                           DETECTION SYSTEMS, INC.
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              As filed with the Commission on December 11, 2000




FOR IMMEDIATE RELEASE                                       December 11, 2000


         DETECTION SYSTEMS TO BE ACQUIRED BY BOSCH FOR $18 PER SHARE


Fairport, N.Y.--Detection Systems, Inc. (Nasdaq: DETC) announced today that it has entered into an Agreement and Plan of Merger with Robert Bosch GmbH, a large multi-national diversified company. The agreement provides that a subsidiary of Bosch will commence a tender offer to purchase all outstanding shares of the Company for $18 per share in cash. Following completion of the tender offer, the Bosch subsidiary will merge with Detection Systems, and the remaining shares will be converted into the right to receive $18. As a result of the tender offer and merger, the Company will become a wholly-owned subsidiary of Bosch.

      In approving the transaction, the Detection Systems Board of Directors determined that the transaction is fair to and in the best interest of all of the Company's shareholders. Detection Systems was advised by Fleet Securities, Inc. with respect to the transaction.

      Karl H. Kostusiak, Chairman and Chief Executive Officer of Detection Systems, indicated, "This agreement is the result of the Board of Directors' commitment to explore the Company's strategic alternatives to enhance value for all shareholders, and justifies our earlier determination to not pursue a hasty sale of the Company at lower values. We are pleased that we have made available to our shareholders such an attractive transaction, and believe all our shareholders have been well served. The Board is also assured that the merged company will carry forth the traditions of employee satisfaction, technological innovation, high quality and customer service that form the basis of Detection Systems' 32 year history of success."

      Uwe Glock, President, Security Systems, of Bosch Telecom GmbH, said "We look forward to working together with Detection Systems' customers and employees toward a prosperous future. We have long been interested in acquiring Detection Systems, because we believe there are tremendous product and technology synergies. It is our intention to keep intact the operations of Detection Systems and to utilize its Rochester operation and its employees as the basis of our security business in the United States. Mr. Kostusiak will continue as President of Detection Systems operations worldwide."

      The transaction is contingent upon customary regulatory review and is expected to close in January 2001.

      In conjunction with the merger agreement, the Company granted to Bosch an option to purchase approximately 16.9% of its outstanding shares, at $18 per share. In addition Mr. Kostusiak and David B. Lederer, Executive Vice President of Detection Systems, have agreed to tender into Bosch's offer all of the shares owned by them, and to grant Bosch an option to purchase all of their shares at $18 per share.

      Detection Systems also announced today that in light of the Bosch transaction, it has canceled its annual shareholder meeting, which was scheduled for Tuesday, December 19. The Board of Directors determined that this action was appropriate, especially in light of the inability to adequately communicate this important new information to all shareholders sufficiently in advance of the meeting, and also because the Company will soon become wholly owned by Bosch.

      Robert Bosch is a $30 billion global company with activities in automotive components, consumer products, capital goods and security products. The security division of Robert Bosch has annual sales of $450 million with a strong presence in Germany and other European markets. Bosch has decided to expand its activities in this industry in the United States and other markets and intends to become a global supplier of security products.

      Detection Systems is a leading supplier of equipment to the electronic protection industry, with facilities in New York, California, Argentina, Australia, Belgium, China, France, Hong Kong, Hungary, Italy, New Zealand, Norway, Spain, Sweden and the United Kingdom. The Company designs, manufactures and markets electronic detection, control and communication equipment for security, fire protection, access control and closed circuit television applications.

      FOR ADDITIONAL INFORMATION, PLEASE CONTACT: Detection Systems, Inc., Frank J. Ryan, Vice President, Secretary and Treasurer, or Christopher P. Gerace, Vice President, 130 Perinton Parkway, Fairport, New York 14450,
(716) 223-4060, www.dsworld.com.

      This press release contains forward-looking information which involves expressions of management's current expectations. All forward-looking information is subject to various risks and uncertainties that may be beyond the Company's control and may cause results to differ from management's current expectations. Information concerning factors that could cause actual results to differ materially from management's current expectations are set forth on pages 9 - 13 of the Company's 2000 Annual Report on Form 10-K.